UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 ------------

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                       Commission File Number    0-14871
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                            ML MEDIA PARTNERS L.P.
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            (Exact name of registrant as specified in its charter)

        4 World Financial Center, 23rd Floor, New York, New York 10080
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Units of Limited Partnership Interest
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           (Title of each class of securities covered by this Form)

                                     None
              --------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)           [X]   Rule 12h-3(b)(1)(ii)       [ ]

      Rule 12g-4(a)(1)(ii)          [ ]   Rule 12h-3(b)(2)(i)        [ ]

      Rule 12g-4(a)(2)(i)           [ ]   Rule 12h-3(b)(2)(ii)       [ ]

      Rule 12g-4(a)(2)(ii)          [ ]   Rule 15d-6                 [ ]

      Rule 12h-3(b)(1)(i)           [ ]

      Approximate number of holders of records as of the certification or
notice date:          None
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      Pursuant to the requirements of the Securities Exchange Act of 1934, ML
Media Partners, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                            ML MEDIA PARTNERS, L.P.
                            By: Media Management Partners, its general partner
                            By: ML Media Management Inc., a general partner

Date:  March 8, 2007                     By:    /s/ Jeffrey Meshberg
      ----------------------                 ---------------------------------
                                                Jeffrey Meshberg,
                                                Vice President and Treasurer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.